Exhibit 19.1

INSIDER TRADING POLICY

Confidential & Proprietary

This document is the property of Great Elm Group, Inc. The contents of this document are confidential and should not be shared with unapproved third parties.

May 2025

Purpose

The purpose of this Insider Trading Policy (this “Policy”) of Great Elm Group, Inc. (“Great Elm” or the “Company”) is to promote compliance with applicable securities laws by the Company and its subsidiaries, including Great Elm Capital Management, LLC, Monomoy CRE, LLC, and Monomoy Construction Services, LLC (“GECM,” “MCRE”, and “MCS” together with each of the Company’s other direct and indirect subsidiaries, collectively, the “Subsidiaries”), and all directors, officers and employees thereof and members of the foregoing persons’ immediate families and households, in order to preserve the reputation and integrity of the Company and its affiliates. Questions regarding this Policy should be directed to Adam M. Kleinman (the “Compliance Officer”).

Policy

It is the Company’s policy to comply with all applicable federal and state securities laws, including those relating to buying or selling securities in the Company (“Company Securities”), including the Company’s common stock, options to purchase common stock, bonds, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible notes and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. In the course of conducting the Company’s or any of the Subsidiaries’ respective businesses, employees or representatives may become aware of material, nonpublic information (as defined in Section IV below) regarding the Company and its Subsidiaries or other public companies with which it does business, including, without limitation, Great Elm Capital Corp., a publicly traded business development managed by GECM (“GECC”). Employees or agents of the Company or any of the Subsidiaries, and members of their immediate families, may not buy or sell Company Securities, or securities of any other publicly-held company, while in possession of material, nonpublic information regarding the Company or any such other publicly-held company, even if the decision to buy or sell is not based upon such material, nonpublic information. In addition, if you have material, nonpublic information, you may not disclose that information to others, even to family members or other employees, except for employees subject to this Policy whose job responsibilities require such employee to know the information.

This Policy will continue to apply to any employee or agent whose relationship with the Company or any of the Subsidiaries terminates, as long as the individual possesses material, nonpublic information that he or she obtained in the course of their employment or relationship with the Company or any of the Subsidiaries.

Applicability

The general policy stated above applies to all directors, officers and employees of the Company and its Subsidiaries. In order to ensure compliance with this Policy, the Board of Directors of the Company has adopted the additional procedures detailed below, which apply to (a) all directors, officers and employees of the Company and GECM, (b) the officers and directors and/or manager of each Subsidiary, and (c) the employees of each other Subsidiary that has access to financial information regarding such Subsidiary or the Company (clauses (a), (b) and (c), collectively, the “Covered Persons”) and their Related Persons (as defined in Section IV.D. below). The Company has determined that these Covered Persons are likely to have access to material, nonpublic information by virtue of their position with the Company or a Subsidiary. These procedures apply regardless of the dollar amount of the trade or the source of the material, nonpublic information. Any questions regarding the applicability of this Policy to a specific situation should be referred to the Compliance Officer.

Definitions/ Explanations

A.
Insider

The concept of an “insider” is broad. Any person who possesses material, nonpublic information is considered an insider as to that information. Insiders include directors, officers, employees, independent contractors and those persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys) where such persons may have access to material nonpublic information. The definition of an insider is transaction specific; an individual is an insider with respect to each material, nonpublic item of which he or she is aware.

B.
Material Information

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, including debt or equity securities. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•
unpublished financial results (including earnings estimates);
•
unpublished statistics about sales;
•
news of a pending or proposed company transaction;
•
major litigation;
•
recapitalizations;
•
significant changes in corporate objectives;
•
a change in control or a significant change in management;
•
news of a significant sale of assets;
•
changes in dividend policies;
•
financial liquidity problems; and
•
cybersecurity attacks, breaches or other incidents.

The above list is only illustrative and many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. When in doubt, please contact the Compliance Officer.

C.
Nonpublic Information

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a report filed with the Securities and Exchange Commission (the “SEC”) or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information.

Generally, one should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company Securities starting on Wednesday of that week. If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until Thursday. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirement that trades be pre-cleared (see Section V.C. below) and that trades of Company Securities occur during specified trading windows (see Section V.H. below).

D.
Related Person

For purposes of this Policy, a “Related Person” includes (1) your spouse, minor children and anyone else living in your household, (2) partnerships in which you are a general partner,

(3) corporations in which you either singly or together with other “Related Persons” own a controlling interest, (4) trusts of which you are a trustee, settlor or beneficiary, (5) estates of which you are an executor or beneficiary, or (6) any other group or entity where the insider has or shares with others the power to decide whether to buy Company Securities. Although a person’s parent, child or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee,” as defined below, for securities laws purposes. See Section

I.
D. below for a discussion on the prohibition on “tipping.”

Guidelines

A.
Non-disclosure of Material, Nonpublic Information

Material, nonpublic information must not be disclosed to anyone, except the designated persons within the Company or certain third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it and who are subject to contractual or professional obligations of confidentiality, until such information has been publicly released by the Company.

B.
Prohibited Trading in Company Securities

No Covered Persons or their Related Persons may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, but excluding the exercise of options, other than as described in Section V.H. below) outside of a trading window (see Section V.H. below) or when he or she has knowledge of material information concerning the Company that has not been disclosed to the public.

C.
Pre-Clearance Procedures

Covered Persons must obtain prior clearance from the Compliance Officer, or his or her designee, before he, she or any of his or her Related Persons makes any purchases or sales of Company Securities, including gifts involving the transfer of Company Securities, or any purchases or sales of the securities of GECC (“GECC Securities”). An exercise of a stock option need not be pre-cleared (as opposed to the purchase or sale of such option, which does require pre-clearance) if such exercise does not involve the sale of any Company Securities or GECC Securities, such as a sale of Company Securities or GECC Securities to finance a broker-assisted “cashless” exercise or net settlement. Pre-clearance may be obtained by submitting a trading request through the Company’s internal compliance software, Intapp, the Pre- Trading Clearance and Certification Form attached hereto as Annex A or another form satisfactory to the Chief Compliance Officer, in advance of the proposed transaction. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the Compliance Officer does not respond to a request for pre-clearance, the request will be deemed to have been denied. If a person seeks pre-clearance and permission to engage in the transaction is denied or not responded to, then he or she must refrain from initiating any transaction in Company Securities or GECC Securities. Clearance of a transaction is valid only for a 48-hour period, unless stated otherwise. If the transaction order is not placed within that 48-hour period or such other period approved by the Compliance Officer, clearance of the transaction must be re-requested.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material, nonpublic information about the Company, and, if so, must describe fully those circumstances to the Compliance Officer.

D.
“Tipping” Information to Others

Insiders may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”), not limited to Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, it is the Company’s policy that Covered Persons are required to keep completely and strictly confidential all nonpublic information relating to the Company.

E.
Avoid Speculation and Hedging

Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Covered Persons and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short.” Such activities may put the personal gain of the Covered Person or Related Person in conflict with the best interests of the Company and its stockholders. Covered Persons and their Related Persons are also prohibited from participating in on-line chat rooms or other social media forums involving the Company, its business or its stock.

Anyone may, of course, exercise options granted to them by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through the exercise of options.

In addition, Covered Persons and their Related Persons may not engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Such transactions may provide ownership in Company Securities without the full risks and rewards of such ownership and, as a result, are not aligned with the interests of our stockholders.

F.
Margin Accounts and Pledges

Company Securities held in a Covered Person’s margin account or pledged as collateral for a loan may be sold without a Covered Person’s consent by the broker if the Covered Person fails to meet a margin call or by the lender in foreclosure if the Covered Person defaults on the loan. A margin or foreclosure sale that occurs when the Covered Person is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, Covered Persons and their Related Persons may not hold Company Securities in a margin account or pledge Company Securities as collateral for a loan unless other approved by the Chief Compliance Officer in his sole discretion.

G.
Trading in Securities of Other Public Companies

No Covered Person or Related Person may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company, including, without limitation, GECC Securities, if the person learns of material, nonpublic information about the other company.

H.
Quarterly Trading Restrictions

In addition to being subject to all of the other limitations in this Policy, Covered Persons and their Related Persons may not conduct any transactions involving Company Securities (other than as specified by this Policy) during a “Blackout Period” which shall run for the last two weeks of each fiscal quarter until the beginning of the second full business day following the date of the public release of the Company’s earnings results for that quarter. These persons may only conduct transactions in Company Securities during the “Window Period” beginning on the second full business day following the public release of the Company’s quarterly earnings and ending at the close of business on the last business day immediately prior to the last two weeks of the next fiscal quarter. This Policy does not apply to the exercise of stock options other than “cashless exercises” or net settlement as described above. In addition, you should remember that even if the window is otherwise open you cannot trade Company Securities if you are in possession of material, nonpublic information, and you still must receive pre-clearance.

From time to time, however, the Company, through the Compliance Officer, may close trading during a Window Period in light of developments that could involve material, nonpublic information. In these situations, the Compliance Officer will notify particular individuals that they should not engage in trading of Company Securities (except as permitted under a Rule 10b5-1 plan as described below) and should not disclose to others the fact that the trading Window Period has been closed. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the Compliance Officer gives notice that the ban has been lifted.

I.
Pre-arranged Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Under this rule, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and if these arrangements are established at a time when you do not possess material, nonpublic information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material, nonpublic information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material, nonpublic information at the time of the trades. Trading plans can be established for a single trade or a series of trades. The Company prefers that your trading plan provide for trades quarterly during the Window Period.

It is important that you document the details of a trading plan properly. Please note that, in addition to the requirements of a trading plan described above, there are a number of additional procedural conditions to Rule 10b5-1 that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include that you act in good faith, that you not modify your trading instructions while you possess material, nonpublic information and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and the Compliance Officer and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.

All trading plans must be reviewed and approved by the Compliance Officer before they are implemented. The Compliance Officer maintains guidelines that all plans must meet in order to be considered for approval. These guidelines include the requirement that plans only be entered into during a Window Period and that they must include a 30-day waiting period thereafter before the first trade pursuant to the trading plan.

J.
No Circumvention

No circumvention of this Policy is permitted. Do not try to accomplish indirectly what is prohibited directly by this Policy. The short-term benefits to an individual cannot outweigh the potential liability that may result when an employee is involved in the illegal trading of securities.

Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not permanently benefit from the violation. Penalties include:

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civil injunctions;
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treble damages;
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disgorgement of profits;
•
jail sentences of up to 20 years and criminal fines of up to $5 million per violation;
•
civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•
fines for the employer or other controlling/supervisory person of up to the greater of $1.2 million or three times the amount of the profit gained or loss avoided plus, in the case of entities only, a criminal penalty of up to $2.5 million; and
•
criminal penalties up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities.

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Acknowledgement

All Covered Persons must certify in writing that they have read and intend to comply with the procedures set forth in this Policy. See Annex B.

Amendment; Waivers

The Board of Directors of the Company reserves the right to amend this Policy at any time. The Board of Directors of the Company, a committee of the Board of Directors, or, in some circumstances, their designees, may grant a waiver of this Policy on a case-by-case basis, but only under special circumstances.

ANNEX A

GREAT ELM GROUP, INC.

Pre-Trading Clearance and Certification Form

I desire to make a trade in securities of Great Elm Group, Inc. (the “Company”), Great Elm Capital Corp. (“GECC”) or another company with which the Company does business consisting of:

(describe proposed trade)

I hereby certify that I have read the Company’s Insider Trading Policy, and I am not now in possession of any material, nonpublic information concerning the Company, GECC or any other company whose securities I intend to trade. I intend to execute this transaction within two days of approval. I understand that I must resubmit this form if the transaction does not take place within that time.

Date Signature/Certification

Name

The above transaction is:  Approved if made within 2 business days of

Approval Date

 Not Approved

Adam M. Kleinman Date:

ANNEX B

ACKNOWLEDGEMENT OF INSIDER TRADING POLICY OF

GREAT ELM GROUP, INC.

Great Elm Group, Inc.

3801 PGA Blvd., Suite 603

Palm Beach Gardens, FL 33410

To the Board of Directors:

I acknowledge that I have read and understand the Insider Trading Policy (the “Insider Trading Policy”) of Great Elm Group, Inc. and agree to abide by its provisions at all times. Further, if I have been subject to the Insider Trading Policy during the preceding year, I certify that I have complied with the requirements of the Insider Trading Policy and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements thereof.

Signature:

Name:

Date: